Lease Agreement

between

Flemtex Properties Corp., as Landlord

and

HDI Plastics, Inc., as Tenant

5330 Fleming Court
Austin, Texas 78744

September 20, 2011

There are attached hereto and incorporated as a part of this Lease:

SCHEDULES

Schedule 1 – Base Rent
Schedule 2 – Landlord’s Improvements

EXHIBITS

Exhibit A – Legal Description
Exhibit B – Building Floor Plan Showing the Leased Premises
Exhibit C – Site Plan Showing Parking Spaces Allocated to Tenant and Location ofTruck Scale
Exhibit D– CCRs
Exhibit E – Form of Acceptance Certificate
Exhibit F – Tenant’s Pre-Approved Improvements

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) made as of September 20, 2011 (the “Commencement Date”), between Flemtex Properties Corp., a Delaware corporation (“Landlord”), and HDI Plastics, Inc., a Texas corporation (“Tenant”).

WITNESSETH:

ARTICLE 1 – Definitions

For the purpose of this Lease, in addition to such other terms which are specifically defined elsewhere in this Lease, the following terms shall have their respective meanings specified below:

“ADA COMPLIANCE”
means compliance with Title III of the Americans with Disabilities Act of 1990 and all regulations issued thereunder and the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same are in effect on the date hereof and may be hereafter modified, amended or supplemented.

“ADDITIONAL RENT”	means as specified in Article 4.

“AFFILIATE”
means, in relation to a business entity, another entity which controls, is controlled by, or is under common control with, such entity, including, in the case of merger or sale of all of the equity or assets of such entity, the successor by merger or entity acquiring all such equity or assets.

“BASE RENT”
means an amount payable for each monthly period during the Term determined by multiplying the square footage in the Leased Premises times the rate per square foot applicable to such monthly period specified in Schedule 1 (except as otherwise provided in Article 6(B) with respect to the Renewal Term).

“BUILDING”:	means the main warehouse building locally known as 5330 Fleming Court, Austin, Texas 78744, and located upon the Land but not including the garage or any other structures on the Land.

“BUILDING SYSTEMS”	means as specified in Article 10(A).

“COMMENCEMENT DATE”	the date of execution of this Lease as specified on the first page hereof.

“DEFAULT”	means as specified in Article 24.

“DEFAULT RATE”	means eighteen percent (18.0%) per annum, or the highest rate permitted by applicable Law, whichever shall be less.

“EXPIRATION DATE”	means that date which is the last day of the Initial Term, unless this Lease is renewed as herein provided, in which case upon expiration of the Renewal Term.

“FAIR MARKET RENT”	means the rental rate determined in accordance with Article 36.

“GUARANTY”	means the Guaranty of this Lease by Hypertension Diagnostics, Inc. dated the date of this Lease.

“HOLDER”	means the holder of any Mortgage, or beneficiary under any deed of trust, at the time in question, and if there is a ground lease affecting the Land, such term shall refer to the ground lessor.

“INITIAL TERM”	means the period commencing upon the Rent Commencement Date and continuing for a period of sixty-four (64) consecutive monthly periods after the Rent Commencement Date.

“LAND”	means the parcel of land on which the Building is situated known as Lot 1 Block D of Missouri-Pacific Industrial Park Section 2 and more fully described in Exhibit A hereto.

“LANDLORD”
means Flemtex Properties Corp., a Delaware corporation or any successor owner of the Building.   For purposes of any provisions indemnifying or limiting the liability of Landlord, the term “Landlord” shall include Landlord’s present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents (including Landlord’s Agent), affiliates, successors and assigns.

“LANDLORD’S AGENT”	means Cushman & Wakefield, Austin, TX or such other agent as Landlord shall notify Tenant in writing.

“LANDLORD’S IMPROVEMENTS”	means those work items specified on Schedule 2.

“LAW”
means all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the state in which the Leased Premises is located,  decisions of federal courts applying the law of such state, which are currently and may be hereafter in force and effect, and any recorded covenants, conditions and restrictions affecting the Land.

“LEASE”	means this Lease Agreement and all Schedules and Exhibits thereto.

“LEASED PREMISES”
means the area within the Building as identified in cross-hatch on Exhibit B attached hereto including the offices and bathrooms within such area, which is agreed to contain 104,291 square feet of office and warehouse space.

“MORTGAGE”
means any and all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Land or Building, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

“PERSON”	means an individual, trust, partnership, limited liability company, joint venture, association, corporation, government, governmental agency, and any other entity.

“PROPERTY”	means the Land and all buildings and improvements upon the Land.

“REAL ESTATE TAXES”
(a) all real estate taxes and assessments on the Land, the Building or the Leased Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building's personal property, including license expenses, (c)  all sales, use or other tax, including margin tax (but excluding state and/or federal net income tax), now or hereafter imposed by any governmental authority upon rents or other revenues received by Landlord attributable to the Building and the Land, (d) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Land, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (e) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building or the Land. Estimates of Taxes for any calendar year during the Term shall be determined based on Landlord's good faith estimate of the Taxes. Taxes hereunder are those accrued with respect to such calendar year, as opposed to the Taxes paid or payable for such calendar year. Real Estate Taxes shall not include taxes levied directly against Tenant’s personal property within, or sales made from, the Leased Premises.  In no event shall Real Estate Taxes include any inheritance, estate, succession, transfer, gift, corporation, income or profit tax or capital levy that is or may be imposed upon Landlord or any such franchise tax (it being understood that the Texas gross margin tax shall not be deemed a franchise tax for this purpose).

“REIMBURSABLE COSTS”	means as specified in Clause 4(A).

“RENEWAL TERM”	means as specified in Clause 6(B).

“RENT”	means collective term for Base Rent, Additional Rent, and all other amounts, sums, charges and payments becoming due from Tenant to Landlord hereunder.

“RENT COMMENCEMENT DATE”	means as specified in Article 3.

“SECURITY DEPOSIT”	means Thirty-Seven Thousand One Hundred and Twenty-Seven and 60/100 Dollars ($37,127.60).

“TENANT”	means HDI Plastics, Inc., a Texas corporation.

“TENANT ALTERATIONS”	means as specified in Article 9.

“TENANT’S INSPECTION”	means as specified in Article 5.

“TENANT’S PERSONAL PROPERTY”	means as specified in Clause 24(P).

"TENANT'S PRE-APPROVED
IMPROVEMENTS:	means as specified in Article 9.

“TENANT’S SHARE”	means the percentage of the Reimbursable Costs specified in Schedule 1.

“TERM”	means the period commencing upon the Commencement Date and continuing through the Expiration Date or earlier termination hereof in accordance with its terms.

“TRANSFER” AND “TRANSFEREE”	means as specified in Article 22.

ARTICLE 2 – Leased Premises and Term

(A)           Subject to the terms and provisions of this Lease, Landlord hereby leases to Tenant and Tenant hereby takes and leases from Landlord, the Leased Premises for the Term, commencing on the Commencement Date of Lease and ending on the Expiration Date unless sooner terminated as provided herein.

(B)           Landlord and Tenant acknowledge that the Building was previously used as a refrigerated warehouse and that the warehouse refrigeration equipment and related systems in the Building are not in working order.  Tenant will not operate, repair, modify, move or remove any of such equipment or systems, including walls, ceilings, structural steel, flooring, pipes and compressors and may enter the equipment room where the refrigeration equipment is located as identified on Exhibit B solely for the purpose of installing and maintaining electrical equipment required by Tenant for its operations and for no other purpose.

(C)           Tenant shall accept the Leased Premises, including Landlord’s Improvements upon completion thereof, AS IS, WHERE IS, without recourse to Landlord, and Landlord shall have no liability by reason of any apparent or latent defect in the Leased Premises, provided, however, that the foregoing shall not limit Landlord’s express obligations under Articles 5 and 10 hereof.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, (I) LANDLORD HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE LEASED PREMISES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY OR SUITABILITY) AND (II) TENANT WAIVES ANY AND ALL CLAIMS FOR ANY BREACH OR ALLEGED BREACH OF ANY EXPRESS AND IMPLIED WARRANTIES THAT MAY EXIST THAT TENANT MIGHT OTHERWISE HAVE AGAINST LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS RELATING TO THE CONDITION OF THE LAND, BUILDING OR LEASED PREMISES OR THE IMPROVEMENTS OR PERSONAL PROPERTY LOCATED THEREON.

ARTICLE 3 – Base Rent; Rent Commencement Date; Rent Payments

Landlord shall give Tenant prompt notice when Items 2 and 6 on Schedule 2 have been completed.  Tenant will inspect such improvements promptly and give prompt notice of any discrepancies.  Upon satisfactory inspection or completion of repairs to any discrepancies, Tenant and Landlord shall execute an Acceptance Certificate substantially in the form of Exhibit E hereto, and the date of such Acceptance Certificate shall be the “Rent Commencement Date.”  Commencing on the Rent Commencement Date, Tenant shall be obligated to pay Landlord Base Rent for the Leased Premises in monthly installments determined by multiplying the square footage of the Leased Premises times the rate per square foot specified in Schedule 1 for the applicable monthly period during the Term.

Base Rent for the Leased Premises shall be due and payable in advance on the first day of each complete calendar month during the Initial Term, commencing with the first such calendar month. Base Rent for any monthly period during the Term which is less than an entire month shall be pro-rated based on actual days divided by 30 and shall be paid on the first day of the next succeeding calendar month or on the Expiration Date, if earlier.

Tenant’s Share of Reimbursable Costs as determined under Article 4 hereof shall payable on the same date as Base Rent, and Tenant’s Share as so determined for any partial month shall be pro-rated and paid in the same manner as Base Rent.

All Rent shall be paid on a timely basis by Tenant, without invoice, notice, or demand and without deduction, offset or reduction.  Rent payable to Landlord shall be paid at the Landlord’s office at 750 Battery Street, Suite 430, San Francisco, California  94111, or any other place as Landlord may later designate.

ARTICLE 4 – Additional Rent; Reimbursable Costs

In addition to the Base Rent, commencing with the fourth (4th) month after the Rent Commencement Date, Tenant shall pay or reimburse Landlord for Tenant’s Share of (i) all Real Estate Taxes and (ii) the premiums for Landlord’s property insurance maintained under Article 12(B) of the Lease with respect to the Property, and (iii) except as provided in Article 10, the cost of maintaining, repairing and servicing the Property and for providing services and utilities as follows: electric, gas, water and sewer service, fire alarm and security/patrol warning service; maintenance, painting and cleaning of the Building exterior, parking lot and grounds, landscaping, lighting outside the Building, trash and snow removal, truck court cleaning (except to the extent billed directly to and paid by Tenant), and Landlord’s fees and costs for routine property management services, such fees and costs for property management not to exceed 3.0% of gross revenues received for the Building, (item (iii) referred to as “Landlord’s Operating Expenses”) (items (i), (ii) and (iii) together, “Reimbursable Costs”). If electrical service with a separate meter is provided to the Leased Premises, Tenant shall pay for such electric service directly, and electricity charges will no longer be included in Landlord’s Operating Expenses.    Landlord shall also be responsible for certain maintenance and repairs as specified in Article 10 hereof, but the cost of such items shall not be part of Reimbursable Costs.  Reimbursable Costs for each calendar year shall be determined initially by reference to Landlord’s budget for such Reimbursable Costs for such year, and Tenant shall pay one-twelfth of such projected Reimbursable Costs in each monthly period with its payment of Base Rent.  Within ninety (90) days after the end of the calendar year, the actual costs of such Reimbursable Costs for the preceding year shall be determined; if such actual costs exceeded the projected Reimbursable Costs paid by Tenant in the preceding year, Tenant shall pay any such excess within thirty (30) days of receipt of Landlord’s invoice therefor.  If the actual Reimbursable Costs were less than the Reimbursable Costs paid by Tenant, Landlord shall credit such excess paid by Tenant against the future Reimbursable Costs payable by Tenant, or reimbursed to Tenant if the Term has ended or expired after offsetting such reimbursement amount against any outstanding obligations of Tenant under the Lease.  Landlord estimates that Reimbursable Costs for calendar year 2011 will be approximately $0.106 per square foot per month.

Provided no Default exists under the Lease, Tenant shall have the right to audit the books and records of Landlord relating to the Reimbursable Costs for the immediately preceding calendar year upon ten (10) days’ written notice to Landlord, provided that any such audit shall be: (a) at Tenant’s sole cost and expense (except as provided below), (b) conducted at such location of Landlord’s where such books and records are customarily kept, (c) conducted by a certified public accountant not retained on a contingency basis, and (d) shall be conducted during normal business hours.  If such audit is accepted by both Landlord and Tenant and reveals that Tenant has been overcharged for Reimbursable Costs, Tenant shall be allowed a credit for any overcharged amounts against the next installments of Rent payable hereunder, or, if at the end of the Term, shall be reimbursed to Tenant after offsetting such reimbursement amount against any outstanding obligations of Tenant under the Lease.  If such audit is accepted by both Landlord and Tenant and reveals that Tenant has been undercharged for Reimbursable Costs, Tenant shall pay Landlord the undercharged amount within 30 days of Landlord’s invoice to Tenant.  If such audit reveals that Tenant has been overcharged by more than 10% of the Reimbursable Costs for any period audited, then Landlord shall reimburse Tenant for the costs of such audit.

All such amounts payable by Tenant, together with any other amounts payable by Tenant to Landlord under this Lease, shall be deemed "Additional Rent" hereunder.  All items of Additional Rent shall be payable within thirty (30) days following Tenant’s receipt of Landlord’s invoice together with reasonable supporting documentation therefor.

Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest all Real Estate Taxes.  Therefore, Tenant, to the fullest extent permitted by law, irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Leased Premises, the Building or the Land (including, without limitation, any rights set forth in §41.413 of the Texas Property Tax Code, as such may be amended from time to time).  Additionally, Tenant, to the fullest extent permitted by law, hereby irrevocably assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Leased Premises, the Building or the Land (including, without limitation, any rights set forth in §41.413 and §42.015 of the Texas Property Tax Code, as such may be amended from time to time).  Tenant agrees without reservation that it will not protest or appeal any such appraisal or reappraisal before a governmental taxing authority without the express written authorization of Landlord.

Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including, but not limited to, provisions regarding Tenant’s Share of Reimbursable Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

ARTICLE 5 – Landlord’s Improvements

Promptly following execution of this Lease and receipt of the Security Deposit and any other amounts due from Tenant upon signing, Landlord will at its own expense proceed diligently to complete the Landlord’s Improvements in a good and workmanlike manner, using its best efforts to complete the Landlord’s Improvements on or before the completion dates specified on Schedule 2.   Tenant acknowledges that Landlord will perform the Landlord’s Improvements during normal business hours and waives any claim for inconvenience or interruption arising from the activities of Landlord and Landlord's contractor in performing the Landlord’s Improvements.   Upon the completion thereof, Landlord shall so notify Tenant, and Tenant shall promptly conduct a reasonable inspection of the Landlord’s Improvements (“Tenant’s Inspection”) and shall promptly advise Landlord in writing of any discrepancies therein within five (5) days of Tenant’s Inspection.  Absent such written notification of and discrepancy, Tenant shall be deemed to have accepted the Landlord’s Improvements and shall at Landlord’s request execute and deliver to Landlord a Certificate of Acceptance for the Landlord’s Improvements. If there are any hazardous conditions or non-conforming work that are discovered upon the Tenant’s Inspection, then Tenant shall notify Landlord and provide Landlord with an opportunity to rectify any such hazardous conditions or non-conforming work to the commercially reasonable satisfaction of Tenant. Nothing herein shall make Landlord liable to Tenant or responsible for hazardous conditions created or caused by Tenant, or the acts or omissions of Tenant’s employees, agents, contractors, subcontractors, sublessees or invitees.

ARTICLE 6 – Commencement of Lease and Initial Term; Occupancy; Renewal Option

(A)           This Lease will be effective upon the execution hereof by both Landlord and Tenant.  The Initial Term and Tenant’s right to occupy the Leased Premises will commence upon the Commencement Date, provided, however, that Tenant’s right to occupy and use the Leased Premises will be subject to the reasonable needs and requirements of Landlord in the performance of Landlord’s Improvements, and the performance of the Landlord’s Improvements shall not entitle Tenant to any abatement of Rent. Subject to such requirements, Tenant shall have access to the Leased Premises and to the parking facilities allocated to Tenant as specified on Exhibit C at all times during the Term.

(B)           If no Default shall have occurred and is then continuing, upon expiration of the Initial Term, Tenant may renew this Lease for one (1) renewal term of sixty (60) months (the “Renewal Term”) by giving Landlord written notice of such exercise not more than twelve (12) months and not less than nine (9) months prior to the expiration of the Initial Term.  Within ten (10) days following receipt of Tenant’s notice of exercise, Landlord shall advise Tenant in writing of Landlord’s proposed Fair Market Rental.  Within ten (10) days following receipt of Landlord’s proposal Fair Market Rental, Tenant shall (a) notify Landlord that it accepts Landlord’s proposed Fair Market Rental as Fair Market Rental for the Renewal Term, in which case the Lease shall be renewed with Landlord’s proposed Fair Market Rental payable during the Renewal Term and the procedures specified in Article 36 shall not apply or (b) notify Landlord that it elects to determine Fair Market Rental in accordance with Article 36 or (c) withdraw its notice of exercise, in which case this Lease shall not be renewed.  In the event of such renewal, the "Term" as used in this Lease shall include such Renewal Term, and all agreements, terms and conditions of this Lease shall continue to apply during the Renewal Term, except that Base Rent during the Renewal Term shall be Fair Market Rent determined under this Section 6(B) or Article 36, as the case may be.  Except as otherwise provided in 22 hereof, this option to renew shall not be severable from this Lease and shall be deemed void and of no further effect in the case of an assignment or subletting of this Lease in whole or in part.

ARTICLE 7 – Use and Rules

Tenant shall use the Leased Premises for its operations of the recycling and trading of plastics and general warehousing and office purposes only and for no other purpose whatsoever. The entirety of Tenant’s operations shall be conducted inside of the Building.  All venting of equipment used in Tenant’s operations shall be at a location to be mutually agreed upon with Landlord.  Tenant shall not service any vehicle in or near the Building or elsewhere on the Property (except for service in connection with non-scheduled maintenance such as truck break-downs, trailer repairs, flats or similar service situations).  Tenant will park its vehicles and allow its visitors to park in those parking areas specified on Exhibit C.  Tenant will comply with all applicable Law governing its operations (including without limitation any permits or licenses required by applicable Law) and shall comply with and shall not violate any recorded covenants, conditions and restrictions (“CCRs”) affecting the Land or any certificate of occupancy issued for the Building.   Landlord represents, to its actual knowledge, that it has delivered copies of all CCRs and the existing certificate of occupancy for the Leased Premises to Tenant, and Tenant acknowledges receipt thereof.  Tenant shall, upon five (5) days written notice from Landlord, discontinue any use of the Leased Premises which is in violation of any applicable Law or the CCRs.  Tenant shall comply with any directive of any governmental authority which shall impose any duty upon Tenant or Landlord with respect to the Leased Premises or with respect to the use or occupancy thereof, including cooperating with Landlord to the extent such compliance is Landlord’s express responsibility under Article 10.  Tenant shall not permit any use which would adversely affect the reputation of the Leased Premises.  Tenant will not use or permit the Leased Premises or any part thereof to be used for any disorderly, unlawful or hazardous purpose or that will tend to disturb other tenants in the Building.  Tenant shall not use the Leased Premises in any manner so as to cause a cancellation of Landlord’s insurance policies, or an increase in the premiums thereunder. Tenant shall upon demand immediately reimburse Landlord as additional rent for any costs incurred by Landlord as a result of Tenant’s failure to comply with the provisions of this Article 7.

ARTICLE 8 – Services and Utilities

Landlord shall be responsible for providing electricity and water service to the Leased Premises.  At no time shall use of electricity in the Leased Premises exceed (i) the capacity of existing wiring in the Building and (ii) 3,200 amperes. At any time during the Term of the Lease, Tenant shall be allowed, at its sole cost and expense and risk, to add capacity to the electrical service for the Leased Premises, provided that any such increase shall be a Tenant Alteration and installed in accordance with the requirements thereof and that Landlord shall have no responsibility for the installation or maintenance of such additional service or use thereof.  (i) Any interruption or cessation of utilities resulting from any cause, including failure of the providing utility to provide electricity or water to the Building (“Service Interruption”) unless caused by the gross negligence or willful act of Landlord, (ii) any entry for repairs pursuant to this Lease, and (iii) any renovation, redecoration or rehabilitation of any area of the Leased Premises required under this Lease shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof, and even if any Service Interruption is finally determined to have been caused by the gross negligence or willful acts of Landlord, Tenant’s sole remedy and damages arising therefrom shall be limited to an abatement of Base Rent and Tenant’s Share of Reimbursable Costs payable under this Lease for the period commencing on the date of such Service Interruption and ending when service is restored.  Tenant acknowledges that the Leased Premises are not separately metered from the rest of the Building and that Landlord shall reasonably allocate the electric bill for the Building to determine Tenant’s use of such electricity within the Leased Premises (including any capacity or delivery charge) which shall be paid by Tenant to Landlord.  Tenant may arrange for a separate meter for electrical service to the Leased Premises at its own cost, expense and risk and following such installation shall contract with an authorized provider of electricity for electrical service for the Leased Premises to be billed in its name as soon as practicable thereafter. Following commencement of such direct billing, Tenant shall have no further obligation to pay Landlord for electricity used within the Leased Premises. Notwithstanding the foregoing, Tenant shall continue to pay any portion of the electric bill for the Building which is attributable to electric usage for the common areas which are billed as part of Tenant’s Share of Landlord’s Reimbursable Costs pursuant to Article 4 hereof, and (ii) any accrued but unpaid electric charges attributable to the Leased Premises prior to the agreement for direct billing for electricity provided to the Leased Premises through the separate meter.

Landlord will allow Tenant to be named as additional party on the electrical service contract for the Building for the purposes of allowing Tenant to be eligible for any sales tax exemption available on electricity consumed by Tenant and if and as necessary to participate in the Electric Reliability Council of Texas (“ERCOT”) reserve program (or any similar program).  In each case, Tenant’s eligibility and participation shall be at the sole cost, expense and risk of Tenant and without obligation to Landlord other than as follows: the benefit of any such sales tax exemption on electricity consumed by Tenant shall be made available to Tenant as a reduction in Tenant’s Share of Reimbursable Costs, and Landlord agrees to pay over to Tenant, if, when and as received, any compensation payable as a result of Tenant’s participation in the ERCOT program.  Any such compensation shall not be used or applied as an offset to Tenant’s obligations to pay Rent hereunder.

ARTICLE 9 – Tenant Alterations and Liens

Landlord has previously approved the improvements made or to be made to the Leased Premises specified on Schedule F hereto (the “Tenant’s Pre-Approved Improvements”).   Tenant acknowledges that the Tenant’s Pre-Approved Improvements shall be made or installed at Tenant’s sole cost, risk and expense and in a good and workmanlike manner and that upon completion thereof shall become Tenant Alterations for all purposes of this Lease, provided however that no further approval thereof by Landlord shall be required.

After the Commencement Date, Tenant shall make no additions, changes, alterations or improvements to the Leased Premises (other than Tenant’s Pre-Approved Improvements) (“Tenant Alterations”) without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition, or delay.  All permitted Tenant Alterations shall be performed: (i) at Tenant’s sole cost, expense and risk, (ii) in a good and workmanlike manner by contractors hired by Tenant and approved by Landlord (such approval not to be unreasonably withheld) using materials of a quality comparable to or better than those in the Building and Leased Premises, (iii) in accordance with all applicable Laws, and (iv) in accordance with plans and specifications approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that Landlord may require Tenant’s agreement to remove such Tenant Alteration and restore the Leased Premises at the expiration or earlier termination of this Lease as a part of its approval).  Failure of Landlord to respond within fifteen (15) days of Tenant’s submission of plans and specifications shall be deemed Landlord’s approval thereof.  Landlord may observe and approve the performance of all Tenant Alterations.  In all cases, Tenant shall promptly pay the cost of all such work and shall pay Landlord a reasonable fee not to exceed $500.00 for each occurrence to cover Landlord’s overhead in reviewing Tenant’s plans and specifications and observing and approving performance thereof.  If Landlord consents or approves, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, or compliance with Laws, and Landlord hereby expressly disclaims any responsibility or liability for the same.  Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Tenant Alterations.  Notwithstanding Landlord’s review of such plans and specifications, and whether or not Landlord approves or disapproves such plans and specifications, Tenant and not Landlord shall be responsible for compliance of such plans and specifications and of the Tenant Alterations with all applicable Law, including, without limitation, ADA Compliance, except as otherwise expressly  provided in Article 10.

At its sole cost, expense and risk, Tenant shall be permitted (but is not obligated) to move the portable building located near the entrance to the parking lot from its current location into the interior of the Leased Premises, provided that Tenant shall (i) cap and terminate any utilities servicing the portable building in its current location, (ii) restore the surface under the portable building to match to match the surrounding area, and (iii) repair any gap in the perimeter fencing created by the removal of the portable building.  Landlord makes no representation or warranty regarding the condition or suitability of the portable building or for relocation or for any particular use or application.

Tenant, at its sole cost, expense and risk, may install and operate a truck scale in the location specified on Exhibit C as a Tenant Alteration; provided however, that (i) Tenant, at its sole cost and expense, shall be responsible for relocating any utilities (including but not limited to water, sewer, gas and electricity) required to be moved, if any, in connection with Tenant’s installation and operation of the truck scale (Landlord makes no representations or warranties regarding availability or condition of any underground utilities) and (ii) Tenant shall be required to remove the truck scale and restore the area occupied by the truck scale upon within ten (10) business days following the earlier to occur of the Expiration Date or the earlier termination or expiration of this Lease.

Tenant shall keep the Leased Premises and the Building free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Tenant Alterations on or any construction on the Leased Premises not performed by or at the request of Landlord and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including reasonable attorneys’ fees) arising out of the same or in connection therewith.  For any Tenant Alteration not specified in this Lease, Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any Tenant Alterations on the Leased Premises (or such additional time as may be necessary under applicable Law) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall have the right, after written notice to Landlord, to contest in good faith and all due diligence any mechanics’ lien and shall not be required to pay any claims secured by such mechanics’ lien, provided that such lien will not be satisfied out of the interest of Landlord in the Leased Premises or the Building by reason of any such delay, and further provided that Tenant will, at Tenant’s expense, remove any such lien or encumbrance by bond or other security reasonably satisfactory to Landlord.  If Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Leased Premises and the Property to any liens or encumbrances whether claimed by operation of law or express or implied contract.

All Tenant Alterations are part of the realty and belong to Landlord.  Tenant shall be solely responsible for all taxes applicable to any Tenant Alterations, to insure all Tenant Alterations and to restore the same following any casualty.

ARTICLE 10 – Maintenance and Repairs; ADA Compliance
    (A)           Except for damage caused by Tenant, its employees, agents, contractors and visitors, and as provided in Clause (C) below, Landlord shall be responsible for repairs or maintenance of the roof, exterior, foundation, and structure of the Building and for plumbing, sprinkler and sprinkler alarm systems, and electrical systems of the Building (“Building Systems”) to the point where such Building Systems enter the Leased Premises and for ADA Compliance (other than for Tenant’s Tenant Alterations) and for repairs and maintenance of the Property common areas and parking areas.  Tenant shall be responsible for repair and maintenance of the interior of the Leased Premises and for Building Systems within the Leased Premises, including without limitation windows and doors, loading dock equipment, and, subject to Clause 10(C) below, heating and cooling equipment servicing the Leased Premises (the “HVAC System”).  In the event that any repairs, maintenance or replacements are required with respect to the interior of the Leased Premises or Tenant Alterations performed by Tenant, Tenant shall at its expense: (i) promptly arrange for the same through such contractors as Landlord shall first approve in writing in advance (such approval not to be unreasonably withheld); provided, however, Landlord’s approval of the repair contractor shall be required only in the event the cost of such repair will exceed $1,000.00 or affect the Building Systems, and (ii) perform or cause to be performed such work in a first class, workmanlike manner in accordance with all Laws.  If Tenant does not make such arrangements promptly following reasonable notice from Landlord, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be deemed to be an Additional Rent and shall be reimbursed by Tenant promptly after request by Landlord.  Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Land outside the Building, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Building, or by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease) except to the extent such repairs, maintenance or replacements are the result of the gross negligence or willful misconduct of Landlord, or its employees, agents or servants.

(B)           If Tenant is required to make improvements for ADA compliance as a part of Tenant’s Alterations, Tenant shall be responsible for 100% of such costs.  If Landlord is required to make improvements for ADA compliance as a result of (i) Tenant’s use of the Leased Premises, (ii) Tenant Alterations or (iii) Tenant’s employee(s), then Tenant shall be responsible for one-half of the costs of such improvements.  It being the intent of the parties that if Landlord is required to make improvements for ADA Compliance for reasons that are not related to the Leased Premises or Tenant’s use thereof or Tenant Alterations or Tenant’s employee(s), then Tenant shall not be responsible for the costs of such improvements made to or within the Leased Premises.

(C)           Promptly upon execution of this Lease, Landlord will provide to Tenant all warranties for the HVAC System in or servicing the office area in the Leased Premises.  If an HVAC unit servicing the office area needs servicing, repair or replacement during the first twelve (12) months of the Initial Term, Landlord shall reimburse Tenant for such costs to the extent not covered by warranty.  Subsequently Tenant shall be responsible for all costs servicing, repair or replacement of HVAC System.  Within thirty (30) days following the Commencement Date, Tenant shall at its own cost and expense enter into regularly scheduled preventive maintenance/service contract(s) with a maintenance contractor for servicing the HVAC system and shall provide Landlord with copies of all service reports. The maintenance contractor and contract must be approved by Landlord (such approval not to be unreasonably withheld or delayed).  Each year and prior to the Expiration or earlier termination of this Lease, Landlord may inspect the HVAC system to determine that the aforementioned maintenance is being performed.  If Tenant fails to maintain (or cause to be maintained) the HVAC system after reasonable notice from Landlord, Landlord shall have the right, without waiver of any other right or remedy, to perform such work at the expense of Tenant, and Tenant shall reimburse Landlord for any such costs and expenses (including after the second such failure the costs of the inspection) as Additional Rent.

ARTICLE 11 – Casualty Damage

If the Leased Premises or any common areas of the Building providing access thereto shall be damaged by fire or other casualty, Landlord shall use insurance proceeds actually received by Landlord to restore the same.  Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Law or by any Holder.  The insurance proceeds shall not be used to repair or replace any of Tenant’s Personal Property, furniture, furnishings, fixtures or equipment, or any alterations or improvements.  Landlord shall not be liable for any loss or interruption to Tenant’s business, loss of Tenant’s Personal Property, or inconvenience or annoyance to Tenant or its visitors resulting in any way from such damage or the repair thereof.  In the event of damage by fire or other casualty pursuant to which 50% or more of the Leased Premises is rendered unusable by Tenant or which occurs in the last two (2) years of the Initial Term or the Renewal Term, then either Landlord or Tenant may terminate this Lease by written notice to the other provided within thirty (30) days of the date of casualty.  In the event neither Landlord nor Tenant elects to terminate this Lease, Base Rent shall be reasonably reduced during the period of Landlord’s repair work, and Tenant shall be responsible for promptly repairing or replacing Tenant’s Personal Property, furniture, fixtures, and equipment and Tenant’s Alterations.

ARTICLE 12 – Insurance, Subrogation, and Waiver of Claims

(A)           Tenant shall maintain during the Term a (i) commercial general liability insurance insuring Tenant and naming Landlord and Landlord’s Agent as additional insureds against all claims, demands, or actions arising out of or in connection with injury to or death of person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises, or by the condition of the Leased Premises, and shall include contractual liability coverage (but the limits of such insurance shall not constitute a limit of Tenant’s obligation to indemnify Landlord pursuant to the provisions of this Lease), the limits of such policy to be in an amount not less than $1,000,000.00 for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) for any one occurrence, $2,000,000.00 Aggregate Limit, $1,000,000.00 Personal and Advertising Injury, $2,000,000.00 Products-Completed Operations, $300,000.00 Damages to Leased Premises Rented, and $10,000.00 Medical Expenses, with an umbrella policy of at least $3,000,000.00 naming Landlord and Landlord’s Agent as an additional insureds; (ii) workers compensation insurance, the limits of such policy to be in an amount not less than required by law and with Landlord named as beneficiary of the Texas waiver of right to recover from others endorsement; (iii) primary, noncontributory, “all-risk” property damage insurance covering Tenant’s Personal Property, business records, fixtures and equipment, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, explosion, business interruption, and other insurable risks in amounts not less than the full insurable replacement value of such property and full insurable value of such other interests of Tenant (subject to reasonable deductible amounts); (iv) a business automobile policy or policies extending to all owned, non-owned, hired, and borrowed automobiles, the limits of such policy or policies to be in an amount not less than $1,000,000.00, or such other greater limits as may be commercially reasonable; and (v) such other coverage as may be commercially reasonable.  Tenant shall provide Landlord with certificates evidencing such coverage (and, with respect to liability coverage, showing Landlord and its managing agent, if any, as additional insureds) prior to the Commencement Date, which shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days’ prior written notice to Landlord, and shall provide renewal certificates in the same form to Landlord at least thirty (30) days prior to expiration of such policies.

(B)           Landlord may, at Landlord’s expense, maintain during the Term primary, non-contributory, extended coverage or “all-risk” property damage insurance, in an amount equal to the full insurable replacement value (in the sole opinion of Landlord) of the Building (exclusive of the costs of excavation, foundations and footings, and such risks required to be covered by Tenant’s insurance, and subject to reasonable deductible amounts), or such other amount necessary to prevent Landlord from being a co-insured, and such other coverage as Landlord shall deem appropriate or that may be required by any Holder.

(C)           Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance.  Each insurance carrier for Tenant must have a rating of A:X or better in Best’s key rating guide, be licensed to do business in the State of Texas, and otherwise be acceptable to Landlord.  Each policy evidencing the insurance carried by Tenant under this Lease shall contain a clause that such policy and the coverage evidenced thereby shall be primary, and that any coverage carried by Landlord shall be excess insurance.  By this Article, Landlord and Tenant intend that their respective property loss risks shall be borne by their respective insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder.  The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.  Notwithstanding the foregoing waivers, nothing herein shall release Tenant from any damage, cost, liability, claims or causes of action arising from intentional or malicious acts.

ARTICLE 13 – Condemnation

If the whole or any material part of the Building or Leased Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Building or Leased Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon at least sixty (60) days notice after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument.  Tenant shall have reciprocal termination rights if the whole or any material part of the Leased Premises is permanently taken, or if access to the Building is permanently materially impaired.  Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s Personal Property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term, and for moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant).  All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur.  If any part of the Building shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated on a square footage basis.

ARTICLE 14 – Return of Possession

Upon the expiration or earlier termination of this Lease and at any time prior thereto, provided that Tenant is not then in Default, Tenant may remove any or all of Tenant’s movable trade fixtures and Tenant’s Personal Property and shall promptly repair any injury or damage to the Leased Premises resulting therefrom.  At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Leased Premises in the same condition as existed on the Commencement Date, ordinary wear and tear excepted.  Not less than ninety (90) days prior to surrendering possession, Tenant and Landlord will jointly inspect the Leased Premises to determine what repairs, if any, will be required to restore the Leased Premises to the required condition, and Tenant shall complete such repairs prior to surrendering possession.  Upon vacating the Leased Premises, Tenant shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord and advise Landlord as to the combination of any locks or vaults then remaining in the Building, and shall remove all trade fixtures and personal property.  If specified as a condition to Landlord’s approval of such Tenant Alteration, on to the Expiration Date or any earlier termination of this Lease, Landlord may require, upon 10 days’ prior written notice to Tenant, that Tenant remove all or any part of the Tenant Alterations within ten (10) business days following the earlier to occur of the Expiration Date or the earlier termination or expiration of this Lease at Tenant’s sole cost and expense and repair any damage caused by such removal.  If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.  All improvements, fixtures and other items remaining in or upon the Leased Premises when surrendered by Tenant (except removable trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall become Landlord’s property and shall remain in or upon the Leased Premises, all without compensation, allowance or credit to Tenant, unless Landlord notifies Tenant not later than ten (10) days thereafter that Tenant’s trade fixtures or personal property are to be removed, in which case Tenant shall promptly remove those which are designated in such notice and restore the Leased Premises to the condition prior to the installation of such items; provided, Landlord shall not require removal of customary office improvements installed by Tenant with Landlord’s written approval (except as expressly required by Landlord in connection with granting such approval).  Tenant shall repair any injury or damage to the Leased Premises that may result from any removal of property pursuant to this Article 14.  If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Leased Premises required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand as Additional Rent.  All property removed from the Leased Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  All property not removed from the Leased Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant’s right to possession shall at Landlord’s option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.  Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

ARTICLE 15 – Holding Over

If Tenant shall fail to surrender possession of the Leased Premises to Landlord in the condition required by this Lease upon the expiration of the Initial Term or the Renewal Term or any earlier termination of this Lease, as the case may be, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Rent then applicable (or the highest amount permitted by Law, whichever shall be less) prorated on per diem basis for each day Tenant shall retain possession of the Leased Premises or any part thereof, together with all damages sustained by Landlord on account of such holding over.  The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant surrenders the Leased Premises in accordance with the terms of this Lease).  Notwithstanding the foregoing to the contrary, at any time before or after expiration or earlier termination of the Lease, Landlord may serve notice advising Tenant of the amount of Rent and other terms required, should Tenant desire to enter a month-to-month tenancy (and if Tenant shall hold over more than one full calendar month after such notice, Tenant shall thereafter be deemed a month-to-month tenant, on the provisions of this Lease then in effect, as modified by Landlord’s notice, except that Tenant shall not be entitled to any renewal rights contained in this Lease or any amendments hereto).  If Landlord is unable to deliver possession of any or all of the Leased Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all damages (including, without limitation, consequential, indirect and special) that Landlord suffers from the holdover.

ARTICLE 16 – No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party.  No waiver shall be implied by delay or any other act or omission of either party.  No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action.  Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  The acceptance of Rent from or of the performance of any other term or provision by any Person other than Tenant, including any “Transferee” (as defined in Article 22), shall not constitute a waiver of Landlord’s right to approve any “Transfer” (as defined in Article 22).

ARTICLE 17 – Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ and consultants’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law.  IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, THE PARTIES HEREBY EACH IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY.

ARTICLE 18 – Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay when due all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located on the Leased Premises, and any Tenant Alterations to the Leased Premises under Article 9.  Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord.  In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property.  Notwithstanding anything to the contrary contained herein, Tenant shall have the right to contest the amount of such imposed personal property taxes.  Landlord shall pay all Real Estate Taxes which are subject to reimbursement as a Reimbursable Cost pursuant to Article 4.

ARTICLE 19 – Security Deposit

Tenant shall deposit the Security Deposit with Landlord upon Tenant’s execution and submission of this Lease.  Landlord acknowledges receipt of an initial deposit of $10,000.00, which amount shall be credited towards the Security Deposit due hereunder. The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the terms and provisions of this Lease.  In the event that Tenant is in Default hereunder and fails to cure such Default within any applicable time permitted under this Lease, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder.   The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.   In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord within ten (10) days after written notice, an amount sufficient to restore the full amount of the Security Deposit.  Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or pay interest on the Security Deposit.  Any remaining portion of the Security Deposit shall be returned to Tenant within sixty (60) days after Tenant has vacated the Leased Premises in accordance with Article 14, and provided that Tenant has given Landlord written notice of Tenant’s forwarding address.  Landlord reserves the right to increase the Security Deposit during the Renewal Term proportionate to any increase in Base Rent during the Renewal Term.

If Landlord transfers its interest in the Leased Premises, the Building or the Property during the Term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.  Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit.

ARTICLE 20 – Subordination, Attornment and Mortgagee Protection

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Building and Land, the CCRS and all other encumbrances and matters of public record applicable thereto.  Tenant shall, upon (and within ten (10) days after) a request from Landlord, execute a subordination, non-disturbance and attornment agreement on Landlord’s (or Landlord’s lender’s) form, and promptly deliver the same to Landlord.  Tenant’s agreement to the subordination hereunder is subject to any such lender’s or Holder’s agreement not to disturb Tenant’s rights under this Lease or Tenant’s possession of the Leased Premises so long as Tenant is not in Default hereunder.  If any foreclosure proceedings are initiated by any Holder or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Holder or any purchaser at foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment.  However, in the event of attornment, no Holder shall be:  (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord prior to such Holder becoming Landlord under such attornment; (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Holder; or (iii) bound by any future modification of this Lease not consented to in writing by such Holder.  Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage.  Tenant agrees to give any Holder (by certified mail, return receipt requested) a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such Holder.  Tenant further agrees that if Landlord shall have failed to cure such default within the times permitted Landlord for cure under this Lease, any such Holder whose address has been provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Holder’s control, including time to obtain possession of the Building and Land by power of sale or judicial action).  Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form, mutually acceptable to Landlord and Tenant.

ARTICLE 21 – Estoppel Certificate

Landlord or Tenant (the “Delivering Party”) shall from time to time, without charge, within ten (10) days (which ten (10) day period is not subject to any notice or cure periods provided under this Lease) after written request of the other party (the “Requesting Party”), execute, acknowledge and deliver to the Requesting Party a statement (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or if this Lease is claimed not to be in force and effect, specifying the grounds therefor) and any dates to which the Rent has been paid in advance, and the amount of any Security Deposit, (ii) acknowledging, if true, that there are not, to the Delivering Party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or specifying such defaults if any are claimed, and (iii) certifying such other matters as the Requesting Party may reasonably request, for the benefit of the Requesting Party, its prospective Holders, insurance carriers, auditors, lenders, and prospective purchasers.  Any such statement may be relied upon by any such parties.

ARTICLE 22 – Assignment and Subletting

Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed:  (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder (including without limitation the Security Deposit), by operation of law or otherwise; (ii) sublet or otherwise transfer the Leased Premises or any part thereof; or (iii) permit the use of the Leased Premises by any Persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include:  (a) the proposed effective date of the Transfer (which shall not be less than thirty (30) nor more than ninety (90) days after Tenant’s notice); (b) the portion of the Leased Premises to be Transferred (herein called the “Subject Space”); (c) the terms of the proposed Transfer and the consideration therefor, the name and address and contact information of the proposed Transferee and a copy of all documentation pertaining to the proposed Transfer; (d) written affirmation from the Guarantor that the Guaranty will continue in full force and effect notwithstanding such Transfer or, if it is proposed that the Guaranty not apply following the Transfer, full and complete financial information regarding the proposed Transferee including financial statements which are audited or certified by the chief financial officer, general partner or owner of the proposed Transferee (provided the decision as to whether the Guaranty or another financial security shall be required shall be at Landlord’s sole discretion), and (e) any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require.  Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no force and effect, or shall constitute a Default under this Lease.

If Landlord consents to a Transfer:  (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Subject Space under this Lease shall continue, and shall in no way be deemed to have been waived or modified; (b) the Transferee shall not have  Tenant’s rights under this Lease with respect to renewal or the rights to further subletting or assignment and such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; and (c) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord.  Tenant shall pay Landlord’s costs of such audit.  Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to:  (i) treat such sublease as canceled and repossess the Subject Space by any lawful means; or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease.  If Tenant shall Default and fail to cure within the time permitted for cure under Article 24, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.  Tenant shall reimburse Landlord for its actual, reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer.

Notwithstanding the foregoing, Landlord’s prior written consent shall not be required for a sublease, assignment or other transfer (i) to the parent or other Affiliate of Tenant, (ii) to an entity resulting from the merger, consolidation or amalgamation of Tenant with a third party, or (iii) to an entity purchasing all or substantially all of the equity or assets of Tenant (any of the foregoing, a “Permitted Transfer”), provided that in each case the Transferee thereunder expressly assumes the obligations and liabilities of Tenant under this Lease and that, if the Transferee is not the Guarantor, that the Guaranty remain in full force and effect or if the Guaranty is not to remain in effect, the Transferee is of substantially the same creditworthiness as the Guarantor at the time of such Transfer.  As part of any Permitted Transfer, Tenant may assign its rights with respect to renewal of this Lease under Article 6 hereof.

ARTICLE 23 – Inspection and Other Rights Reserved By Landlord

Except to the extent of rights expressly granted to Tenant in this Lease, Landlord reserves full rights to control the Leased Premises (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:

To retain at all times, and use in appropriate instances, keys to all doors within and into the Building; to grant to any Person the right to conduct any business or render any service at the Leased Premises reasonably necessary for the performance of Landlord’s obligations under this Lease, whether or not it is the same or similar to the use permitted Tenant by this Lease; and to have access for Landlord and other tenants of the Building to any mail chutes located in the Building according to the rules of the United States Postal Service;

To enter the Leased Premises at reasonable hours for reasonable purposes, including to inspect the Leased Premises as to condition and use, to show the Leased Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants (during the last six (6) months of the Term), and brokers, at reasonable hours, and if Tenant shall abandon the Leased Premises at any time, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Leased Premises;

To change the name or street address of the Building; to install and maintain signs on the exterior and interior of the Building; to designate and approve window coverings to present a uniform exterior appearance; to make any decorations, alterations, additions, improvements to the Building or Land, or any part thereof (including, with prior notice, the Leased Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Land, or as Landlord may be required to do by Law provided that in so doing Landlord shall take reasonable measures to minimize interference with Tenant’s business and operations;

To grant to anyone the exclusive right to conduct any business or undertaking in the Building other than the Leased Premises provided Landlord’s exercise of its rights under this Article 23 shall not be deemed to prohibit Tenant from the operation of its business in the Leased Premises or to constitute a constructive eviction; and,

To limit or prevent access to the Leased Premises or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of Tenant or the protection of the Leased Premises and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

In connection with entering the Leased Premises to exercise any of the foregoing rights, Landlord shall:  (a) provide reasonable advance written or oral notice to Tenant (except in emergencies, or for routine matters); and (b) take reasonable steps to minimize any interference with Tenant’s business.

ARTICLE 24 – Default and Landlord’s Remedies

The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Article 24(B), below:  (i) failure by Tenant to make when due any payment of Base Rent or Tenant’s Share of Reimbursable Costs, unless such failure is cured within five (5) calendar days of the due date; (ii) failure by Tenant to make when due any payment of Rent other than Base Rent or Tenant’s Share of Reimbursable Costs, unless such failure is cured within five (5) calendar days after Landlords notice of such failure; (iii) failure by Tenant to maintain any insurance required by this Lease, (iv) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant (other than the payment of Rent or other sums, charges or payments due from Tenant to Landlord under this Lease), unless such failure is cured within twenty (20) calendar days after notice, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such twenty (20) calendar day period and thereafter reasonably prosecutes the cure to completion and completes the cure within ninety (90) calendar days of the aforementioned notice, (v) vacation of all or a substantial portion of the Leased Premises for more than thirty (30) consecutive days, (vi) (a) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ten (10) calendar days); (b) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) calendar days; (c) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Leased Premises or of Tenant’s interest in this Lease; (d) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts; or (e) Tenant’s insolvency or admission of an inability to pay its debts as they mature; (vii) any material misrepresentation by Tenant herein, or material misrepresentation or omission in any financial statements or other materials provided to Landlord by Tenant in connection with negotiating or entering this Lease or in connection with any Transfer under Article 22; (viii) failure by Tenant to cure forthwith, immediately after receipt of notice, any hazardous or emergency condition which Tenant has created in violation of this Lease or of Law; or (ix) a default under the Guaranty.  Default by Tenant to comply with any term, provision or condition of this Lease on two (2) occasions during any consecutive twelve (12) month period shall cause any third Default within the same twelve (12) month period, at Landlord’s option, to constitute an incurable Default, and Tenant hereby expressly waives all further notices.

(B)           Upon the occurrence of any one or more of such Defaults, Landlord shall have the option to pursue any one or more of the following remedies, or any other remedy set forth in this Lease or otherwise permitted by law, or in equity, without any notice or demand whatsoever (except as expressly required by the terms of this Lease):

(i)           Terminate this Lease in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rental, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, by any lawful means, without being liable for prosecution or any claim of damages therefor.

(ii)           Terminate Tenant’s right of possession, without terminating this Lease, and enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, by any lawful means, without being liable for prosecution or any claim for damages therefor.

(iii)           Enter upon the Leased Premises by any lawful means, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus affecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant or to Tenant’s furnishing, fixtures and equipment from such action.

(C)           The remedies stated herein for a Default by Tenant are not exclusive, and Landlord shall have the right to pursue any one or more of the remedies stated above or any other remedy provided by law or in equity.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon a Default shall not be deemed or construed to constitute a waiver of such Default.  Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Leased Premises, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.

(D)           In the event Tenant fails or refuses to make timely and punctual payment of any Base Rent, Additional Rent or other sums payable or charges due under this Lease as and when the same shall become due and payable, or in the event of any Default of the terms or provisions of this Lease by Tenant, in addition to the other remedies available to Landlord, Landlord at its option, shall be entitled, and is hereby authorized, without any additional notice to Tenant whatsoever, to enter into and upon the Leased Premises by use of a master key, a duplicate key or any other peaceable means, and to change, alter and/or modify the door locks on all entry doors of the Building, permanently excluding Tenant and its officers, principals, agents, employees, representatives and invitees therefrom.  In the event that Landlord has either permanently repossessed the Leased Premises as aforesaid or has elected to terminate this Lease by reason of Tenant’s Default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Building at any time, regardless of any amounts subsequently paid by Tenant; provided, however, that in any such instance, during Landlord’s normal business hours and at the convenience and option of Landlord, and upon receipt of a written request from Tenant accompanied by such written waivers and releases as Landlord may require, Landlord may, at its option, (1) escort Tenant or its authorized representative to the Leased Premises to retrieve any personal belongings or other property of Tenant not subject to the Landlord’s lien or security interest described herein, or (2) obtain a list from Tenant of such personal property Tenant intends to remove, whereupon Landlord shall remove such property and make it available to Tenant at a time and place designated by Landlord.  In the event Landlord elects option (2) above, Tenant shall pay, in cash and in advance, all costs and expenses estimated by Landlord to be incurred in removing such property and making it available to Tenant, including, but not limited to all moving and/or storage charges theretofore incurred by Landlord with respect to such property.  If Landlord elects to exclude Tenant from the Leased Premises without permanently repossessing the Leased Premises or terminating this Lease pursuant to the foregoing, then Landlord shall not be obligated to permit Tenant entry into the Leased Premises or provide Tenant with a key to re-enter the Building until such time as all delinquent rental and other sums, including interest and late charges thereon, if any, due under this Lease have been fully paid, and all other defaults, if any, have been completely and timely cured to landlord’s satisfaction (if such cure occurs prior to actual permanent repossession or termination), and Landlord has been given assurances by Tenant satisfactory to Landlord evidencing Tenant’s ability to satisfy its remaining obligations under this Lease.  Landlord’s remedies hereunder shall be in addition to, and not in lieu of , any of its other remedies set forth in this Lease, or otherwise available to Landlord at law or in equity.  It is intended that this paragraph, and the provisions herein contained, shall supersede and be paramount to any conflicting provisions of the Texas Property Code, as well as any successor statute governing the rights of landlords to change locks of commercial tenants.

(E)           In the event Landlord elects to terminate this Lease by reason of a Default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein the sum of all rental and other indebtedness accrued to date of such termination, plus, as damages, an amount equal to the difference between (1) the total Rent due hereunder for the remaining portion of the Term of the Lease (had such Term not been terminated by Landlord prior to the Expiration Date), and (2) the then present value of the then fair rental value of the Leased Premises for such period.

(F)           In the event that Landlord elects to repossess the Leased Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord at the address specified for notice to Landlord herein all rental and other indebtedness accrued to the date of such repossession, plus rental required to be paid by Tenant to Landlord during the remainder of the Term of the Lease until the Expiration Date, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period (after deducting expenses incurred by Landlord as provided in Article 24(G) hereof).  In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved.  Actions to collect amounts due by Tenant to Landlord as provided in this Article 24 may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term of the Lease.

(G)           In case of any Default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Leased Premises; the costs of removing and storing Tenant’s or other occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Leased Premises into condition acceptable to a new tenant or tenants; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies hereunder including reasonable attorneys’ fees incurred by Landlord.

(H)           In the event of termination or repossession of the Leased Premises for a Default, Landlord shall use reasonable efforts to relet the Leased Premises; and in the event of reletting, Landlord may relet the whole or any portion of the Leased Premises for any period, for any rental, to any tenant, and for any use and purpose, which Landlord may desire.  Notwithstanding anything in this Lease to the contrary, Landlord shall not be obligated to relet the Leased Premises; (i) in preference to other vacant space in the Building; (ii) to any affiliate of Tenant or any principal or officer of Tenant or any affiliate of such principal or officer; (iii) to any person or entity whose creditworthiness is deemed unacceptable to Landlord; (iv) to any person who has been engaged in litigation with, or who has threatened litigation against, the Landlord or any of Landlord’s affiliates; (v) to any tenant who is unwilling to execute and deliver to Landlord, Landlord’s standard lease form; or (vi) any lease would require improvements to be made to the Leased Premises by the Landlord at Landlord’s cost or expense.

(I)           If Tenant should fail to make any payment or cure any Default hereunder within the time expressly permitted herein, Landlord, without being under any obligation to do so and without thereby waiving such Default, may make such payment and/or remedy such other Default for the account of Tenant (and enter the Leased Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorneys’ fees) incurred by Landlord in taking such remedial action.

(J)           All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership and possession of the Building and not thereafter.

(K)           Notwithstanding any other provisions hereof, Landlord shall not have any personal liability hereunder.  In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant’s sole remedy shall be an action to recover from Landlord’s interest in the Building and Land; and in no event shall any deficiency judgment or any money judgment of any kind be sought or obtained against Landlord, or any of its members, partners, shareholders or officers, nor shall Tenant have any right of offset with respect to the Base Rent, Additional Rent or any other sums due under this Lease.

(L)           In the event that Landlord shall have taken possession of the Leased Premises pursuant to the authority herein granted, then Landlord shall have the right to keep in place and use all the furniture, fixtures and equipment at the Leased Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure of any Landlord’s lien thereon by Landlord or repossession thereof by a lessor thereof or third party having a lien thereon.  Landlord shall also have the right to remove from the Leased Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the county in which the Leased Premises is located; and in such event, Tenant shall be liable to Landlord for all costs incurred by Landlord in connection with such removal and storage.  Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument’s copy or Tenant’s or Tenant’s predecessor’s signature thereon and without the necessity of Landlord’s making any nature of investigation or inquiring as to the validity of the factual or legal basis upon which Claimant purports to act and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant.  The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

(M)           Any Rent paid after it is due shall accrue interest from the due date at the Default Rate until payment is received by Landlord.  Such late fee and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.

(N)           “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Leased Premises, brokerage commissions, advertising costs, attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants, and costs of collecting rent from Replacement Tenants.  “Replacement Tenants” shall mean any Persons to whom Landlord relets the Leased Premises or any portion thereof pursuant to this Article 24.

(O)           No re-entry or repossession, repairs, changes, alterations and additions, reletting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Leased Premises, nor shall the same operate to release the Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord (or Landlord’s agents or attorneys) to Tenant.  To the fullest extent permitted by Law, all rent and other consideration paid by any Replacement Tenants shall be applied:  first, to the Costs of Re-Letting, second, to the payment of any Rent theretofore accrued, and the residue, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to Landlord as the same become due (with any remaining residue to be retained by Landlord).  Rent shall be paid without any prior demand or notice therefor (except as expressly provided herein) and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement Law.  Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.  Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues after the date of any Default by Tenant hereunder not cured within the times permitted hereunder.  The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease.  Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

(P)           In addition to the statutory landlord’s lien, Tenant grants Landlord a lien and security interest upon (i) the interest of Tenant under this Lease; and (ii) on all property of Tenant now situated in, or hereafter placed in, or upon the Leased Premises (“Tenant’s Personal Property”), such collateral shall remain subject to such lien and security interest to secure the payment of moneys due under this Lease, which lien may be enforced in any manner provided by applicable law, or in equity and Landlord shall be entitled as matter of right to have a receiver appointed to take possession of the Leased Premises and/or Tenant’s Personal Property, provided, however that Landlord agrees upon Tenant’s request to subordinate its lien granted hereunder or by Law to any lien securing financing provided to Tenant and to execute reasonable documentation of such subordination as may be requested by Tenant or its creditor(s) in connection therewith.

The provisions of this paragraph P relating to said lien and security interest shall constitute a security agreement under the Uniform Commercial Code (“Code”) so that Landlord shall have and may enforce a security interest on all of Tenant’s Personal Property, including but not limited to all fixtures, machinery, equipment, furnishings, goods and other articles of personal property and all proceeds therefrom.  In the event of a Default hereunder, Tenant’s Personal Property shall not be removed from the Leased Premises until all covenants, agreements and conditions hereto have been fully complied with or performed by Tenant.  Tenant shall execute as debtor such financing statement as Landlord may reasonably request from time to time in order that such security interests may be protected pursuant to the Code, and in the event Tenant fails to do so, Tenant hereby appoints Landlord Tenant’s attorney-in-fact to execute and file such financing statement on Tenant’s behalf.  Landlord, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under the Code, which rights and remedies shall be in addition to and cumulative to the Landlord’s rights provided by law or by the other terms and provisions of this Lease.

ARTICLE 25 – Landlord’s Right to Cure; Force Majeur

If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant to Landlord; provided, if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably prosecutes such failure to completion.  If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such legal remedies as may be available to Tenant.

The time within which any of the parties hereto shall be required to perform any act or acts under this Lease (other than the payment of Rent or the curing of any curable Default by Tenant hereunder) shall be extended to the extent that the performance of such act or acts shall be delayed by acts of God, fire, windstorm, flood, delays or restrictions by governmental bodies, inability to obtain or use necessary materials, war, terrorist acts, riots or any other cause beyond the reasonable control of such party; provided, however, that the party entitled to such extension hereunder shall give reasonable notice to the other party of the occurrence causing such delay.

ARTICLE 26 – Conveyance by Landlord and Liability

           In case Landlord or any successor owner of the Leased Premises or the Building shall convey or otherwise dispose of any portion thereof to another Person (and nothing herein shall be construed to limit, restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, including the return of any Security Deposit.  The transferring owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter arising or accruing under this Lease, but such covenants and obligations shall be binding during the Term of the Lease upon each new owner for the duration of such owner’s ownership.  Tenant shall attorn to such other Person as Landlord hereunder.  The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Leased Premises or the Building, shall be limited to the interest of Landlord in the Building and Land.  The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  It is intended that the exculpation of personal liability is absolute and without any exception whatsoever.

ARTICLE 27 – Indemnification

Except to the extent arising from the willful misconduct or grossly negligent acts or omissions of Landlord or Landlord’s agents or employees, Tenant shall indemnify and hold harmless, and at the option of Landlord defend at Tenant’s sole cost (with counsel reasonably acceptable to Landlord), Landlord and Landlord’s agents and employees and their respective officers, directors, shareholders and partners from and against any and all claims, losses, demands, escalations of insurance costs, liabilities, damages, judgments, orders, decrees, actions, suits,  proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ and consultants’ fees for the defense thereof or incurred in connection therewith, whether known or unknown, anticipated or unanticipated, that arise from or relate to any loss of life, damage or injury to person, property or business occurring in or from the Leased Premises, or caused by or in connection with any violation of this Lease or use of the Leased Premises by, or any other act or omission of, Tenant, any other occupant of the Leased Premises, or any of their respective agents, employees, contractors or guests.  Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaken herein shall apply to claims in connection with or arising out of any Tenant Alterations as described in Article 9, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 30 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the willful misconduct or grossly negligent acts or omissions of Landlord or Landlord’s agents or employees.  If Landlord exercises its option to have Tenant’s counsel defend Landlord, Tenant’s counsel shall not enter into a settlement of any matter without providing Landlord ten (10) days written notice of Tenant’s intent to settle, and without the express written consent of Landlord to the terms of any settlement agreement. TENANT AGREES THAT LANDLORD SHALL NOT BE RESPONSIBLE OR LIABLE TO TENANT, ITS EMPLOYEES, AGENTS, CUSTOMERS OR INVITEES FOR BODILY INJURY (FATAL OR NONFATAL) OR PROPERTY DAMAGE OCCASIONED BY THE ACTS OR OMISSIONS OF ANY OTHER TENANT OR SUCH OTHER TENANT’S EMPLOYEES, AGENTS, CONTRACTORS, CUSTOMERS, OR INVITEES WITHIN THE LEASED PREMISES.TENANT AGREES AND ACKNOWLEDGES THAT THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 27 APPLY EVEN IN THE EVENT OF LANDLORD’S ORDINARY NEGLIGENT ACT OR OMISSION

ARTICLE 28 – Safety and Security Devices, Services and Programs

Landlord shall not be responsible for the installation of any safety and security devices or services at the Leased Premises.  Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses, as further described in Article 12.

ARTICLE 29 – Communications and Computer Lines

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Leased Premises in or serving the Building, provided:  (a) Tenant shall obtain Landlord’s prior written consent of the plans and specifications therefor, use an experienced and qualified contractor first approved in writing by Landlord (such approval not to be unreasonably withheld), and comply with all of the other provisions of Article 9, (b) any such installation, maintenance, replacement, removal or use shall comply with all Law applicable thereto and good work practices, and shall not interfere with the use of any then- existing Lines at the Leased Premises; (c) if Tenant disconnects any terminated Line not installed by Tenant, Tenant must repair any such Line; (d) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (e) Tenant shall pay all costs in connection therewith.  Landlord reserves the right to require that Tenant remove any of Tenant’s Lines located in or serving the Building which are installed by Tenant in violation of these provisions, or which are at any time in violation of any Law or represent a dangerous or potentially dangerous condition, within three (3) days after written notice.

Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.  Except to the extent arising from the intentional or grossly  negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”):  (x) any eavesdropping or wire-tapping by unauthorized parties; (y) any failure of any Lines to satisfy Tenant’s requirements; or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause.  Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from strict and timely performance of Tenant’s obligations under this Lease.  Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

Any Lines installed by Tenant and not removed by Tenant at the expiration or earlier termination of the Lease shall become the property of Landlord (without payment by Landlord) and must be labeled and terminated by Tenant at Tenant’s expense in accordance with applicable Laws.

ARTICLE 30 – Hazardous Materials

Tenant shall not transport, treat, locate, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Leased Premises, Building or Land, or permit Tenant’s employees, agents, contractors, and other occupants of the Leased Premises to engage in such activities upon or about the Leased Premises, Building or Land.  The foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Leased Premises of substances customarily used in the activity expressly permitted to be undertaken in the Leased Premises under Article 7), provided:  (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Leased Premises, and strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Leased Premises, Building or Land and shall be transported to and from the Leased Premises, Building or Land in compliance with all applicable Laws and as Landlord shall reasonably require, (c) if any applicable Law or Tenant’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances on the Leased Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Leased Premises upon expiration or earlier termination of this Lease.  In this connection, Landlord or Landlord’s representatives shall have the right upon twenty-four (24) hours notice to inspect and to perform testing in the Leased Premises from time to time to confirm Tenant’s compliance with this Article 30.

Tenant shall promptly notify Landlord of:  (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Leased Premises or the migration thereof from or to other property; (ii) any demands or claims made or threatened by any party against Tenant or the Leased Premises relating to any loss or injury resulting from any Hazardous Material; (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material by Tenant on or from the Leased Premises; and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Leased Premises.  Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Leased Premises initiated in connection with any environmental, health or safety Law.  At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Leased Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law.  The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, element, compound, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, element, compound, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Leased Premises, or their employees, agents or contractors, on or about the Leased Premises in violation of the foregoing provisions, Tenant shall, as required by applicable Law, clean up and remove the Hazardous Material from the Leased Premises and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense.  Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction.  If Tenant shall fail to comply with the provisions of this Article within ten (10) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, (which periods are not subject to any notice or cure periods provided under this Lease) Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law).  If any Hazardous Material is released, discharged or disposed of on or about the Leased Premises and such release, discharge or disposal is not caused by Tenant or other occupants of the Leased Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 11 to the extent that the Leased Premises (or any portion thereof) is affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 11.

ARTICLE 31 – Notices

Any notice required or permitted to be given under this Lease or by Law shall be deemed to have been given if it is written and delivered in person or mailed by registered or certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified below.  If such notice is given by certified or registered mail, it shall be deemed to be given and received two (2) business days after deposited with the U.S. Postal Service, in a sealed wrapper that is properly addressed, postage prepaid unless receipt is refused by the party to whom it is sent; and, if given otherwise than by certified or registered mail, it shall be deemed to have been given and received when delivered at the applicable address of the party to whom it is sent, as set forth below, provided the cost of delivery was prepaid.  Until changed as hereinafter provided, the respective addresses for the parties hereto are as follows:

Landlord:

Flemtex Properties Corp.
750 Battery Street, Suite 430
San Francisco, CA   94111
Attn:  Mark S. Maymar, E.V.P.
Telephone:  (415) 392-4900
Facsimile:  (415) 392-9142

with a copy thereof to:

Cushman & Wakefield of Texas, Inc.
301 Camp Craft Road, Suite 250
Austin, Texas 78746
Attn: Director, Client Solutions
Telephone: (512) 637-5516
Facsimile:  (512) 477-3037

Tenant:

HDI Plastics, Inc.
10275 Wayzata Boulevard South
Minnetonka, MN  55305
Attn: Kenneth Brimmer
Telephone: 952-545-2776
Facsimile:
Email: kbrimmer@stencorporation.com

with a copy thereof to:

Stephen Cohen, Esq.
315 Parkview Terrace
Golden Valley, MN  55416
Tel: 763-377-6000\
Email: stephen@stephencohenlaw.com

Landlord and Tenant may change their respective addresses for notice and the persons to receive notices hereunder by giving written notice of such changed address or person to the other party.

ARTICLE 32 – Real Estate Brokers

Tenant represents that Tenant has dealt only with Vara Properties as its broker, agent or finder with respect to the Leased Premises, whose commission shall be paid by Landlord as and when required pursuant to separate agreement.  Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease.  Landlord represents that it has dealt only with Oxford Alliance Services, LLC (whose commission will be paid by Landlord as and when required pursuant to separate agreement) as broker, agent or finder in connection with this Lease and agrees to indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Landlord has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease.

ARTICLE 33 – Captions and Severability

The captions of the Articles and Paragraphs of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.  If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable with respect to any particular Person by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions hereof, or its enforceability with respect to any other Person, the parties hereto agreeing that they would have entered into the remaining portion of this Lease notwithstanding the omission of the portion or portions adjudged invalid, void, illegal, or unenforceable with respect to such Person.

ARTICLE 34 – Additional Provisions

(A)           Except as expressly otherwise set forth in Article 25, time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

(B)           Each of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 22 respecting Transfers.

(C)           Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant.

(D)           This Lease shall be construed in accordance with the Law of the state of Texas (without reference to the conflicts of laws’ provisions thereof).  As permitted by law, to the extent of any conflict between the provisions of this Lease and the Texas Property Code, this Lease shall govern and control such subject matter.  To the extent permitted by law, Tenant waives any and all rights granted Tenant pursuant to such Property Code.

(E)           This Lease does not grant any legal rights to “light and air” outside the Leased Premises nor any particular view or cityscape visible from the Leased Premises.

(F)           All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

ARTICLE 35 –Parking

During the Term and provided Tenant is not in Default hereunder beyond any applicable cure period, Tenant’s employees and visitors shall have the non-exclusive right to park in up to one hundred (100) parking spaces adjacent to the Building and in the truck court as mutually agreed upon by Landlord and Tenant.  All parking shall be on an unreserved, first-come, first-served basis and shall be subject to such reasonable, non-discriminatory terms, conditions and regulations as are from time to time made applicable to tenants of the Building by Landlord.

ARTICLE 36 – Fair Market Rent

Except as otherwise specified in Article 6(B) hereof, Fair Market Rent shall be determined on the basis of the highest and best use of the Leased Premises assuming that the Leased Premises are free and clear of all leases and tenancies (including this Lease), that the Leased Premises are available in the then rental market for comparable Leased Premises, that Landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Leased Premises can be adapted and that neither Landlord nor  the prospective tenant is under any compulsion to rent.  The following procedures shall be followed in connection with the determination of the Fair Market Rent of the Leased Premises for any Renewal Term for purposes of Article 6(B) of this Lease:

           1.           Tenant shall deliver to Landlord with its written notice of exercise of its renewal option a written notice under Article 6(B) Tenant’s determination of the Fair Market Rent of the Leased Premises for the Renewal Term (“Tenant’s FMR”).

    2.           Within thirty (30) days thereafter, Landlord shall notify Tenant in writing whether Landlord accepts or rejects Tenant’s FMR.  If Landlord rejects Tenant’s FMR, as the case may be, Landlord shall deliver to Tenant within five (5) days after delivery of Landlord’s rejection notice a written notice setting forth Landlord’s determination of the Fair Market Rent of the Leased Premises for the Renewal Term (“Landlord’s FMR”).

           3.           Within thirty (30) days thereafter, Tenant shall notify Landlord in writing whether Tenant accepts or rejects Landlord’s FMR.  If Tenant rejects Landlord’s FMR, each party, within five (5) days after delivery of Tenant’s rejection notice, shall select an independent real estate appraiser (an “Appraiser”) who shall be a member of the American Institute of Appraisers of the National Association of Real Estate Boards and who shall have at least ten (10) years’ experience in the leasing and valuation of properties which are similar in character to the Leased Premises in the Austin, Texas market.  Within five (5) days thereafter, the two Appraisers so chosen shall select a third Appraiser similarly qualified.  If the two Appraisers cannot agree on the selection of a third Appraiser, such selection shall be determined by arbitration as provided in Article 11 hereof.  Within ten (10) days thereafter, the three Appraisers shall each determine the Fair Market Rent of the Leased Premises for the Renewal Term independently and without discussion with or disclosure to Landlord, Tenant or any third party and shall deliver their respective determinations in writing to a third party selected by Landlord and Tenant.  If Landlord and Tenant cannot agree on the selection of a third party, such third party shall be an independent public accounting firm doing business in Austin, Texas selected by Landlord.  The third party shall average the three determinations, and the determination which is farthest from said average shall be discarded.  The third party shall then average the two remaining determinations, and the resulting average shall be the Fair Market Rent of the Leased Premises for the Renewal Term, and such determination shall be conclusive and binding on Landlord and Tenant.

ARTICLE 37 – Signage

Tenant shall not put upon nor permit to be put upon any part of the Leased Premises, Building, or the Property any signs, billboards or advertisements whatever in any location or any form without the prior written consent of Landlord.  Notwithstanding the foregoing, Landlord shall permit Tenant to install one (1) sign of Tenant’s name or trademark logo on the façade of the Building at a location to be mutually agreed upon by Landlord and Tenant (the “Façade Sign”), and further provided the Façade Sign must: (a) comply with any and all governing Law, (b) be approved in writing by Landlord prior to installation (which approval Landlord shall not unreasonably withhold, condition or delay), and (c) comply with the terms and conditions of this Lease or other criteria which Landlord may reasonably establish from time to time.  The Façade Sign, and any components thereof, shall be installed, maintained and removed at Tenant’s sole cost and expense.

ARTICLE 38 – Representations, Warranties and Additional Covenants

(A)           Landlord represents and warrants that it has good title to the Property and the Building sufficient to lease the Leased Premises to Tenant and has the power and authority to enter into this Lease and that, as of the Commencement Date, there is no Mortgage on the Property.

(B)           Tenant represents and warrants that it has been duly formed, is qualified to conduct business in the State of Texas, and has the power and authority to enter into this Lease and that it is duly authorized to execute and deliver this Lease, in accordance with the organizational and operational documents of said entity, and that this Lease is valid and binding upon said entity and enforceable in accordance with its terms.  Tenant agrees to furnish to Landlord, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate or similar documentation evidencing the due authorization of Tenant to enter into this Lease.

(C)           Tenant represents and warrants that it has all licenses and permits required by Law to conduct its business as presently conducted and as contemplated by this Lease and that is has provided true and accurate copies thereof to Landlord.

(D)           At any time when the Guaranty is no longer in effect, Tenant will provide to Landlord copies of its quarterly income statements and balance sheets within 45 days after the end of the quarter and annual income statements, balance sheet and cash flow within 90 days following fiscal year-end, prepared in accordance with GAAP and with auditors’ report (annual statements only) which may be part of consolidated statements prepared by Tenant’s parent entity.

ARTICLE 39 – Quiet Enjoyment; Non-Disturbance by Tenant

(A)           Landlord agrees that, if Tenant timely pays the Rent and performs the terms and provisions hereunder, and subject to all other terms, conditions, covenants and provisions of this Lease, Tenant shall hold and enjoy the Leased Premises during the Term, free of lawful claims by any Person acting by or through Landlord.

(B)           Tenant acknowledges that a portion of the Building has been leased to another tenant and that portions of the Building other than the Leased Premises may be leased to one or more other tenants from time to time. Tenant agrees to exercise reasonable efforts to avoid interfering with the use and occupancy of other parts of the Building by such tenant(s).

ARTICLE 40 – Anti-Terrorism

Tenant hereby represents and warrants to Landlord that Tenant is not:  (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in, any transaction relating to any property or interest in property blocked pursuant to Executive Order No. 13224; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Antiterrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person.  As used herein, “Antiterrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act.  As used herein, “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism”.  “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti –Terrorism Law, or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf_ or at any replacement website or other official publication of such list.  “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

ARTICLE 41 – DTPA Waiver

TENANT AGREES THAT TENANT IS WAIVING TENANT’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  THIS WAIVER IS MADE AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION AND TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.  Tenant hereby represents and warrants to Landlord that (i) Tenant is not in a significantly disparate bargaining position in relation to Landlord, (ii) Tenant has been represented by legal counsel of Tenant’s own choice and designation in connection with this Lease, and (iii) Tenant is leasing the Leased Premises for business and commercial purposes and not for use as a residence.

ARTICLE 42 – Entire Agreement

This Lease, together with the Exhibits and documents listed in the Table of Contents hereto (WHICH COLLECTIVELY ARE HEREBY INCORPORATED WHERE REFERRED TO HEREIN AND MADE A PART HEREOF AS THOUGH FULLY SET FORTH), contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties.  Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s management, brokerage and field personnel are only authorized to show the Leased Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, in writing, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Leased Premises, suitability of the same for Tenant’s business, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect.  Neither this Lease, nor any Riders or Exhibits referred to above may be modified, except in writing signed by both parties.

Executed and agreed to effective as of the date specified on the first page hereof.

LANDLORD:

FLEMTEX PROPERTIES CORP.,
a Delaware corporation

By:
Name:
Title:

TENANT:
HDI PLASTICS, INC.,
A Texas corporation

By:
Name:
Title:

Schedule 1 to Lease Agreement

BASIC RENT; TENANT’S SHARE

Basic Rent:

For the first three (3) successive months of the Initial Term (months 1-3):	Base Rent per square foot: $ zero
For the next twelve (12) successive monthly periods of the Initial Term (months 4-15):	Base Rent per square foot: $0.25
For the next twelve (12) successive monthly periods of the Initial Term (months 16-27):	Base Rent per square foot: $0.25
For the next twelve (12) successive monthly periods of the Initial Term (months 28-39:	Base Rent per square foot: $0.25
For the next twelve (12) successive monthly periods of the Initial Term (months 40-52):	Base Rent per square foot: $0.27
For the next twelve (12) successive monthly periods of the Initial Term (months 53-64):	Base Rent per square foot: $0.28
During the Renewal Term:	Fair Market Rent

Tenant’s Share: 45.2528%

Schedule 2 to Lease Agreement

LANDLORD’S IMPROVEMENTS

1.	Repair dock equipment and dock bumpers for all loading bays that are part of the Leased Premises.
2.	Convert existing sprinkler system to ESFR in Area 1 of the warehouse portion of the Leased Premises, as shown on Exhibit B.
3.	Convert existing sprinkler system to ESFR in the rest of the warehouse portion of the Leased Premises.
4.	Increase the size of three (3) overhead dock doors to 9’ wide x 9’ high.
5.	Remove guard shack located on the truck court side of the building.
6.	Repair or replace five (5) exterior man-doors to be secure, lockable and equipped with emergency exit breaker bars.

Completion Dates:
Items 2 and 6: on or before September 30, 2011
Items 1, 3, 4 and 5: on or before October 21, 2011

Exhibit A to Lease Agreement

LEGAL DESCRIPTION

Lot 1, Block “D”, MISSOURI-PACIFIC INDUSTRIAL PARK, SECTION TWO, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 79, Pages 268-269 of the Plat Records of Travis County Texas.

Exhibit B to Lease Agreement

BUILDING FLOOR PLAN SHOWING THE LEASED PREMISES

Exhibit C to Lease Agreement

SITE PLAN SHOWING PARKING SPACES ALLOCATED TO TENANT

AND LOCATION OF TRUCK SCALE

Exhibit D to Lease Agreement

CCRS

Exhibit E to Lease Agreement

(Form of Acceptance Certificate)

ACCEPTANCE CERTIFICATE

This Acceptance Certificate is executed as of the _______ day of September, 2011, by and between FLEMTEX PROPERTIES CORP. (“Landlord”) and HDI PLASTICS, INC. (“Tenant”) pursuant to the Lease Agreement dated September __, 2011 (the “Lease”).  Defined terms used herein have their same meanings specified in the Lease.

Tenant acknowledges that Items 2 and 6 of the Landlord’s Improvements have been completed and accepted as of the date hereof.

LANDLORD:

FLEMTEX PROPERTIES CORP.,
a Delaware corporation

By:
Name:
Title:

TENANT:
HDI PLASTICS, INC.,
A Texas corporation

By:
Name:
Title:

Exhibit F to Lease Agreement

TENANT’S PRE-APPROVED IMPROVEMENTS

1.	Electrical installation from existing switch gear to J-boxes in production warehouse (metal warehouse)

1.	Cut 10 holes in concrete tilt wall for 3" conduit. Hang j-boxes

2.	Route conduit for each service to appropriate locations on switch gear and connect conduit to switch gear

3.	Suspend superstrut "trapeze" from ceiling to support conduit to each electrical location

4.	Install superstrut framework for processing lines - approximate location specified in attached drawing.

5.	Order distribution breakers for switch gear

6.	Installation as shown in sketch provided to Owner on August 17, 2011.

2.	Water Inlet Feed line:

1.	Install 1" water feed line to be accessed in production warehouse.

2.	Water line to be pvc and will be suspended below existing cooling lines in ceiling

3.	Review / planning for use of existing water tower.

1.	Review existing water system and create sketch to modify existing piping so that the water tower on the roof can be utilized for cooling process water.

2.	A sketch will be submitted to landlord for approval.
    4.      Installation of interior office wall, as submitted.